Exhibit 99.1

2019 EMPLOYEE SHARE OWNERSHIP PLAN

of

Absolute Software Corporation

1400 – 1055 Dunsmuir Street

Vancouver, BC V7X 1K8

(the “Company”)

Date of Adoption: December 11, 2019

Article 1. PURPOSE OF THE PLAN

The purpose of this Employee Share Ownership Plan (the “Plan”, as further defined below) is to:

(a)	facilitate the purchase of the Company’s shares by its employees;

(b)	continue the Company’s efforts to share Company success with all staff;

(c)	reward participants on the success of the Company;

(d)	improve the Company’s ability to retain a skilled workforce, and

(e)	encourage teamwork and cooperation among all members and units of the Company.

This Plan is intended to constitute an “employee stock purchase plan” as defined in Section 423(b) of the Code, and, for so long as the Company qualifies as an “Eligible Company” under the Act, as an “Employee Share Ownership Plan” under the Act. It is the intention of the Company and the Committee that the Plan and its administration comply in all respects with the Code, the Act, applicable securities laws and the Business Corporations Act (British Columbia).

This Plan is intended to provide Shares for investment and not for resale. The Company does not, however, intend to restrict or influence the conduct of any Participating Employee’s affairs. A Participating Employee, therefore, may sell Shares that are purchased under this Plan at any time, subject to compliance with all applicable federal, provincial or state tax and securities laws. B.C. Participating Employees who resell Shares purchased under the Plan prior to the end of a three year hold period may be required to repay tax credits received under the Act. THE PARTICIPATING EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE SHARES.

Article 2. DEFINITIONS

2.1	In this Plan, the following terms have the following meanings:

(a)

“Act” means the Employee Investment Act (British Columbia), as amended from time to time, together with its accompanying Regulations and Policy Statements; pursuant to and under which the British Columbia Employee Share Ownership Program is established and administered;

(b)	“Administrator” means the person designated under the Act to perform the duties of the administrator under the Act;

(c)

“Affiliated Corporation” means an “affiliate” of the Company as defined in the Act, and, for the purpose of this Plan, may include any affiliate of the Company designated by the Committee and whose employees are qualified participants in this Plan in accordance with the provisions of the Code or the Act;

(d)	“Appendix A” means Appendix A to this Plan, as it may be amended from time to time;

(e)	“Associate” has the meaning ascribed thereto in the Securities Act (British Columbia);

(f)	“B.C. Participating Employee” means a Participating Employee who is resident in British Columbia and is not a major shareholder (as defined in the Act) of the Company.

(g)	“Board” means the Board of Directors of the Company;

(h)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday on which the Vancouver office of the Company is open for business;

(i)	“Code” means the Internal Revenue Code of 1986 (United States), as amended from time to time;

(j)	“Commitment Form” means the form of commitment for a monthly dollar contribution attached as Appendix C;

(k)	“Committee” means the Compensation Committee of the Board;

(l)	“Compensation” means a Participating Employee’s base salary.

(m)

“Disclosure Document” means a document delivered to Eligible Employees in connection with obtaining commitments to the purchase of Shares under the Plan, a general form of which is attached as Appendix B;

(n)

“Eligible Employee” means all employees employed by the Company (or a predecessor or an Affiliated Corporation of the Company) on a continuing basis for at least twenty (20) hours a week, provided, however, that non-employee service providers to the Company, non-employee members of the Board and highly compensated employees within the meaning of Section 414(q) of the Code who are members of the Board will not be eligible to participate in the Plan;

(o)	“Employee Contribution” means funds contributed by a Participating Employee solely by way of payroll deduction for the purpose of purchasing Shares pursuant to the Plan;

(p)	“Employee Shareholder” means, at any relevant time:

(i)	a Shareholder who continues to be an employee of the Company or any Affiliated Corporation; or

(ii)	a Shareholder which is a RRSP Trust where the annuitant or beneficiary of such Shareholder continues to be an employee of the Company or any Affiliated Corporation;

(q)

“Fair Market Value” of the Shares as of any day means the closing price (rounded to the next highest cent in the case of fractions of a cent) of the Shares on the Toronto Stock Exchange or any other stock market or exchange upon which the Shares are quoted or listed and where the majority of the Shares are traded (the “Market”), as reported on such day or, if such day is not a trading day, on the immediately preceding trading day on which the Shares traded on the Market. The Committee, in its sole discretion, shall make all determinations required by this definition;

(r)	“Financial Statements” means:

(i)	the financial statements of the Company filed with the Administrator in accordance with Section 2(1)(a) of the Act; or

(ii)	if more recent financial statements of the Company have subsequently been delivered to Eligible Employees by the Company, the most recent of those financial statements;

(s)	“Insider” has the meaning ascribed thereto in Part I of the Toronto Stock Exchange Company Manual;

(t)	“Offering Period” means a six month period commencing on January 1 or July 1 during which Eligible Employees may commit to the purchase of Shares hereunder, as further described in Appendix A;

(u)	“Outstanding Issue” means the number of Shares outstanding on a non-diluted basis;

(v)	“Participating Employee” means an Eligible Employee who has elected to commit to the purchase of Shares under the Plan;

(w)

“Plan” means this 2019 Employee Share Ownership Plan dated for reference December 11, 2019, including all appendices attached hereto, as supplemented and amended from time to time in accordance with the provisions hereof;

(x)	“Plan Year” means the twelve-month period commencing on July 1 of each year; provided, however, that the first Plan Year shall commence on January 1, 2020 and end June 30, 2020;

(y)	“Purchase Date” means the first Business Day following the end of an Offering Period;

(z)	“Purchase Price” means the lesser of;

(i)	85% of the Fair Market Value for the Shares on the first day of the Offering Period; or

(ii)	85% of the Fair Market Value for the Shares on the Purchase Date.

(aa)	“Regulations” means the regulations enacted pursuant to the Act in force from time to time;

(bb)	“RRSP Trust” means a trust governed by a registered retirement savings plan under the Income Tax Act (Canada) for which an Eligible Employee is the annuitant;

(cc)	“Shares” means common shares without par value of the Company;

(dd)	“Share Certificate” means a share certificate or an appropriate equivalent representing Shares purchased under the Plan;

(ee)	“Share Entitlement” means the calculation of the number of shares to be issued each Offering Period pursuant to the Plan as detailed in Appendix A;

(ff)	“Shareholder” means, at any relevant time:

(i)	any holder of Shares of the Company;

(ii)

a person who has committed to the purchase of Shares under the Plan, whether or not the Shares have been paid for in full or the Shares have been issued at that time, and continues to be entitled to receive the Shares when issued; or

(iii)	an RRSP Trust, which acquired Shares pursuant to this Plan, if at such time the RRSP Trust continues to hold any such Shares;

(gg)	“Security Based Compensation Arrangement” has the meaning ascribed thereto in Section 613(b) of the Toronto Stock Exchange Company Manual;

(hh)	“Subscription Form” means the form of subscription for Shares to be used by B.C. Participating Employees making purchases under the Plan eligible for tax credits under the Act;

(ii)	“Tax Credit Eligible Employee” means an individual who, at the time of subscribing for Shares under the Plan is:

(i)	resident in British Columbia;

(ii)	employed by the Company, (or the predecessor or Affiliated Corporation of the Company) on a continuing basis for an average of at least twenty hours a week;

(iii)	is not a major shareholder (as defined in the Act) of the Company; and

(iv)	meets other conditions as may be prescribed under the Regulations from time to time.

(jj)	“U.S. Participating Employee” means a Participating Employee who, by virtue of his citizenship or residence, or otherwise, is subject to taxation under the Code on his or her Compensation.

2.2	In this Plan, unless otherwise defined herein, words and phrases defined in the Act or the Regulations have the meanings given to them in the Act or the Regulations.

2.3	In this Plan, words (including defined terms) importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

Article 3. TERMS, TERMINATION AND AMENDMENT OF THE PLAN

3.1

The Company hereby confirms that (a) the Plan has been adopted as its 2019 Employee Share Ownership Plan for the benefit of its Eligible Employees, pursuant to approval by the Board on November 6, 2019 and by the shareholders of the Company on December 11, 2019; and (b) the Plan is intended to be a qualified plan pursuant to the provisions of the Act

3.2

In accordance with the terms of approval by the Board on November 6, 2019 and by the Company’s shareholders on December 11, 2019, the Plan is effective upon registration under the Act and shall continue until terminated in accordance with this Plan.

3.3

A maximum of 350,000 Shares are available for issuance under this Plan. The Committee, at its sole discretion, will determine when an offering under this Plan is made and the maximum number of Shares available for issuance during each Offering Period. In the event of any changes in the outstanding Shares by reason of stock dividends, stock splits, recapitalisation, mergers, consolidations, combinations or exchanges of Shares, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution to shareholders other than cash dividends, the Committee shall make such adjustments, if any, in light of the change or distribution as the Committee in its sole discretion shall determine to be appropriate in the number and class of shares and the purchase prices of the Shares which may be purchased by Participating Employees during the current Offering Period. In the event of any such change in the outstanding Shares, the aggregate number and class of shares available under this Plan and the maximum number of shares which may be purchased and their purchase price shall be appropriately adjusted by the Committee.

3.4

Upon the happening of an event specified in Section 3.3, the class and aggregate number of Shares available under this Plan shall be appropriately adjusted to reflect the event. Notwithstanding the foregoing, such adjustments shall be made only to the extent that the Committee, based on advice of counsel for the Company, determines that such adjustments will not constitute a change requiring shareholder approval under Section 423(b)(2) of the Code, the Act, the rules of any stock exchange or market upon which the Shares are listed or quoted, or other applicable law.

3.5

The Board may terminate this Plan at any time, upon written notification to the Administrator, except that if the termination occurs after the conclusion of an Offering Period and before the issue of Shares to participating employees, the Company will complete the sale of all Shares subscribed for.

3.6

The Committee may terminate an Offering Period at any time prior to the conclusion of the Offering Period, provided that all deposits received during the Offering Period are returned to the Participating Employees.

3.7

Subject to Section 16.1, the Committee may, insofar as permitted by law and subject to any required approval of any stock exchange on which the Shares are then listed or quoted or the Administrator, amend, modify, revise or otherwise change the terms of the Plan, in whole or in part, provided that no amendment or revision may use or divert any Employee Contributions for purposes other than for the purchase of Shares pursuant to the Plan. For greater certainty, and without limiting this Section 3.7, the approval of the Company’s shareholders shall not be required for the following amendments, subject to any regulatory approvals including, where required, the approval of any stock exchange on which the Shares are then listed or quoted or the Administrator:

(a)

amendments of a “housekeeping” nature, including any amendment for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision hereof;

(b)	amendments necessary to comply with the provisions of applicable law, including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange, the Code and the Act;

(c)

amendments respecting administration of the Plan, including but not limited to changing the process by which an Eligible Employee may participate in the Plan, such as changing the manner in which Employee Contributions may be made; and

(d)	amendments to introduce vesting or retention periods in respect of Shares purchased under the Plan.

Any amendment referred to in Section 3.7 shall be effective at such date as the Committee may determine.

3.8	Notwithstanding Section 3.7, and subject to Section 16.1, the Company’s shareholders’ approval shall be required for:

(a)	any amendment to increase the number of Shares reserved for issuance under the Plan or the maximum amount of Shares available for issuance pursuant to the Plan;

(b)	any amendment to the definitions of Eligible Employee, Purchase Price and Shares;

(c)	any amendment to remove, exceed or increase the limits on Insider participation in the Plan established by Section 8.11;

(d)	any amendment to introduce Company matching of Employee Contributions;

(e)	any amendment to the restrictions on the transferability of Participating Employee’s rights under this Plan; and

(f)	any amendment to the provisions of Sections 3.7 or 3.8.

The threshold for the Company’s shareholders’ approval of an amendment, if required, shall be a majority of the Company’s shareholders present in person or by proxy and entitled to vote at a duly called meeting of the Company shareholders and shall, if and only to the extent required under applicable securities laws and regulatory requirements, exclude the votes cast by Insiders.

3.9	The Committee will determine all questions arising with respect to the administration of this Plan. The determination of the Committee will be conclusive and binding on all Participating Employees.

3.10

The Company’s obligation to sell and deliver Shares under this Plan is subject to the availability of registration and prospectus exemptions under applicable securities law, and the receipt of any required approval of any stock exchange or Market upon which the Shares are listed or quoted, and any approval by a governmental authority required in connection with the authorization, issuance or sale of such Shares, including the Code and the Act.

3.11

Upon (a) the dissolution or liquidation of the Company, (b) a merger, amalgamation, arrangement or other reorganization of the Company with one or more corporations as a result of which the Company will not be a surviving corporation, (c) the sale of all or substantially all of the assets of the Company or a material division of the Company, (d) a sale or other transfer, pursuant to a tender offer, takeover bid or otherwise, of more than fifty percent (50%) of the then outstanding Shares, or (e) any transaction similar to any of those listed in Section 3.11(a) to 3.11(d) (any of such events is herein referred to as a “Terminating Event”), the Committee may but shall not be required to:

(a)

make provision for the continuation of the Participating Employees’ rights under this Plan on such terms and conditions as the Committee determines to be appropriate and equitable, including where applicable, but not limited to, an arrangement for the substitution on an equitable basis, for each Share that could otherwise be purchased at the end of the Offering Period in progress at the time of the Terminating Event, of any consideration payable with respect to each then outstanding Share in connection with the Terminating Event; or

(b)	terminate all rights of Participating Employees under the Plan for such Payment Period and

(i)	return to the Participating Employees all of their payroll deductions for such Payment Period; and

(ii)

for each Share, if any, that could otherwise be purchased under the Plan by a Participating Employee at the end of such Offering Period (determined by assuming that payroll deductions at the rate elected by the Participating Employee were continued to the end of the Offering Period and used to purchase Shares based on the Fair Market Value of the Shares on the first day of the Offering Period) and with respect to which (A) the purchase price at which such Common Share could be purchased (determined with reference only to the Fair Market Value of the Shares on the first day of such Offering Period) is exceeded by (B) the Fair Market Value of Shares on the date of the Terminating Event, as determined by the Committee, pay to the Participating Employee an amount equal to such excess.

The Committee shall make all determinations necessary or advisable in connection with Terminating Events, and its determinations shall, in the absence of fraud or patent mistake, be conclusive and binding on all persons with any interest in the Plan.

Article 4. REPRESENTATIONS AND WARRANTIES

4.1	The Company represents and warrants to each Eligible Employee that:

(a)	the Company is validly existing and in good standing under the laws pursuant to which it was incorporated;

(b)	the Company is eligible to register an employee share ownership plan under the Act;

(c)	the Company is not party to any agreement which prohibits or restricts it from adopting the Plan, completing any of the transactions contemplated hereunder and complying with the terms hereof;

(d)	all necessary corporate action has been taken to adopt the Plan as a valid and binding obligation of the Company;

(e)	as of the date of adoption of the Plan, the authorized share capital of the Company was as described in Appendix E;

(f)	the Shares are of a class of shares of the Company that:

(i)	carry voting rights under all circumstances;

(ii)	are not directly restricted in their right to share in the profits of the Company or in the division of the Company’s assets on dissolution or winding up; and

(iii)	do not have any rights and restrictions prohibited by the Regulations;

(g)	the Shares to be issued under the Plan will be from the treasury of the Company and will not have been previously issued;

(h)	the price per Share at which Shares will be purchased through treasury purchases by Eligible Employees will be the Purchase Price as calculated under this Plan;

(i)

the Financial Statements are prepared in accordance with international financial reporting standards, present fairly the financial position and condition of the Company as at the date thereof and do not omit to state any material liability or financial obligation of the Company as at the date thereof;

(j)	since the date of the Financial Statements there has been no material adverse change in the financial position or condition of the Company, except as disclosed in the Disclosure Document;

(k)	the Disclosure Document discloses all outstanding options, warrants and conversion rights granted by the Company in respect of its securities and contains no misrepresentations;

(l)	the Company is in good standing with the Toronto Stock Exchange and will advise the Administrator within 30 days of any discontinuance of such listing;

(m)	each Eligible Employee has an equal pro-rated right to purchase Shares under the Plan; and

(n)	the representations and warranties set out in paragraphs (a) to (m) above will be true and correct at the start of each Offering Period.

4.2

Each Eligible Employee will be deemed to have relied on the representations and warranties contained in paragraphs 4.1(a) to 4.1(n) above in electing to commit to the purchase of Shares under the Plan.

4.3

The availability of this Plan should not be considered a recommendation, invitation, inducement, encouragement or request by the Company, its agents, officers or directors to participate in the Plan; in particular, securities or other investments referred to in the Plan may not be suitable for an Eligible Employee and each Eligible Employee should take care to make any kind of investment decision only after having first obtained independent investment advice from a person authorized to give such advice.

4.4

Among the risks in investing in the Shares pursuant to the Plan, it is expressly declared by the Company that the Plan offers no guarantee or promise of gains or dividends, or protection against loss due to fluctuations in the market price of the Shares. Participation in this Plan will be on the express understanding that each Participating Employee accepts the risks inherent in the purchase of Shares, including risk of such market fluctuations.

4.5

Participation in this Plan will not be interpreted as the granting of a right to continued employment with the Company or any of its subsidiaries and the expectation of any benefit by continuing to be a Participating Employee will not be taken into account in determining any compensation to which a Participating Employee may be entitled by reason of wrongful dismissal.

Article 5. OFFERING PERIODS AND ELIGIBILITY TO SUBSCRIBE FOR SHARES

5.1

The Company will offer Eligible Employees the right to participate in the Plan during the Offering Period under the terms and conditions set out in this Plan. Should the aggregate number of Shares to be issued to all Participating Employees for the Offering Period pursuant to the terms of this Plan exceed the aggregate Share Entitlement for the Offering Period, the Shares available for purchase will be distributed pro-rata to the Participating Employees. Excess Employee Contributions will be applied to future purchases or returned in accordance with paragraph 8.3. Fractional Shares cannot be purchased.

5.2

Each person who is an Eligible Employee at the commencement of an Offering Period will be eligible to commit to the purchase of a dollar value of Shares under the Plan during the Offering Period as described in Appendix A. Each person who becomes an Eligible Employee during an Offering Period will be eligible to commit to the purchase of a dollar value of Shares under the Plan during the Offering Period, pro rated to account for the duration of the Offering Period then remaining at the date of such Eligible Employee’s commitment to purchase Shares.

5.3	The Company will notify each Eligible Employee of his or her eligibility to purchase Shares under the Plan.

Article 6. SUBSCRIPTION ENTITLEMENT

6.1

During an Offering Period each Eligible Employee has an equal entitlement opportunity to commit to the purchase of Shares by delivering a completed Commitment Form that designates the amount of his or her Employee Contribution for the Offering Period. This shall be subject to the limitation disclosed in this Plan and Appendix A, as well as Section 5.2 with respect to Eligible Employees who commence employment during an Offering Period.

6.2	The Company will deliver a Disclosure Document to an Eligible Employee before he or she enters into an agreement to commit to the purchase of Shares under the Plan.

Article 7. CONTRIBUTIONS

7.1	Employee Contributions will be deducted from Participating Employees’ salary on a semi-monthly basis.

Article 8. SHARE ENTITLEMENT

8.1	The Company, on the first Business Day following the end of each Offering Period, will be responsible for calculating each Participating Employee’s Share Entitlement in accordance with Appendix A.

8.2

The Company will hold all Employee Contributions in one pool and will thereby also determine at the end of each Offering Period the aggregate Share Entitlement for all Participating Employees. All purchases will be made in Canadian dollars and all contributions in a currency other than Canadian dollars will be converted into Canadian dollars at the Bank of Canada’s daily average exchange rate on the first Business Day of the Offering Period, or such other exchange rate determined by the Company, acting reasonably.

8.3

A Participating Employee who is enrolled in this Plan at the end of an Offering Period will, unless the Participating Employee gives notice of his or her intent to withdraw from the Plan, automatically be enrolled as a Participating Employee in the subsequent Offering Period (subject to the requirement for B.C. Participating Employees who wish to make purchases eligible for tax credits under the Act to deliver an executed Subscription Form prior to commencement of the Offering Period), and any portion of a Participating Employee’s accumulated Employee Contributions not used for the purchase of Shares at the end of an Offering Period will be applied to the purchase of Shares in the next Offering Period if the Participating Employee is participating in the Plan during that Offering Period, or returned to the Participating Employee. An investment confirmation will be issued to each Participating Employee by the Company within 50 Business Days of the Purchase Date, setting out the number of Shares purchased, the price paid per Share, the total amount paid, the name, address, telephone number and contact person at the Company, and for B.C. Participating Employees, the procedure for obtaining the tax credit certificate under the Act, and any other prescribed information required under the Regulations.

8.4

Any person who is properly enrolled as a Participating Employee at the beginning of an Offering Period, or becomes enrolled as a Participating Employee during an Offering Period, may elect, in accordance with any procedures prescribed by the Committee, to have the Company deduct a specified percentage of the Participating Employee’s Compensation via payroll deduction for the purchase of Shares pursuant to the Plan. An amount equal to the elected percentage of the Participating Employee’s Compensation, subject to the maximum amount set forth in Section 8.7, will be deducted on each regular pay day falling within the Offering Period. All amounts will be deducted from a Participating Employee’s Compensation on an after-tax basis.

8.5	No interest will be paid on payroll deductions accumulated under this Plan, which will be held on behalf of the Participating Employees by the Company.

8.6

B.C. Participating Employees who wish to enroll for purchases during an Offering Period eligible for tax credits under the Act must request a Disclosure Document to read, and must provide an executed Subscription Form prior to the Offering Period.

8.7

During any Offering Period the maximum amount of payroll deductions by a Participating Employee that can be used to purchase Shares may not exceed Cdn$7,500. During any calendar year, the maximum amount of payroll deductions by a Participating Employee that can be used to purchase Shares under this Plan, together with all other Security Based Compensation Arrangements of the Company, is Cdn$15,000.

8.8

Tax credits are available to B.C. Participating Employees under the Act in respect of the first Cdn$5,250,000, or such lesser amount as is allocated to the Company by the Administrator, in aggregate of subscriptions in any two year period, but are limited to 20% of the subscription price to a maximum for each B.C. Participating Employee of Cdn$2,000 annually.

8.9

No Participating Employee shall be permitted to subscribe for any Shares under this Plan if such Participating Employee, immediately after such subscription, owns Shares that account for (including all Shares that may be purchased under outstanding subscriptions under the Plan and any other outstanding options or other rights to purchase or receive Shares) five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company. For the foregoing purposes the rules of Section 424(d) of the Code shall apply in determining share ownership. The dollar limitations set forth in Section 8.7 are intended to and shall be interpreted in such a manner so as to comply with Section 423(b)(8) of the Code. In the event the maximum amount of payroll deductions by a Participating Employee in a calendar year pursuant to the terms of this Plan exceeds US$25,000, such maximum amount of payroll deductions by such Participating Employee shall be reduced to US$25,000 in such calendar year.

8.10

B.C. Participating Employees who wish to remain eligible for tax credits under the Act may not hold more than ten percent (10%) of the issued share capital of the Company, calculated in the manner prescribed by the Act.

8.11

Notwithstanding any other provision contained in this Plan, no Shares shall be purchased under the Plan on behalf of a Participating Employee if, together with any other Security Based Compensation Arrangement of the Company, such purchase could result, at any time, in:

(a)	the number of Shares issuable to Insiders, at any time, exceeding 10% of the Outstanding Issue; or

(b)	the number of Shares issued to Insiders, within any one-year period, exceeding 10% of the Outstanding Issue.

Article 9. ISSUANCE AND HOLDING OF SHARE CERTIFICATES

9.1

Subject to section 10.5 relating to any Insider trading restrictions, the Company, within twenty (20) Business Days of the end of each Offering Period, will cause Share Certificates to be issued representing those Shares either in the name of the Eligible Employee or, if the Shares are to be held by a RRSP Trust for the benefit of the Eligible Employee, in the name of the trustee of the RRSP Trust.

9.2

In accordance with section 4(1)(d) of the Act, each Share Certificate representing Shares acquired by a Tax Credit Eligible Employee who wishes to obtain a tax credit certificate under the Act will be held in the custody of an authorized depository for a period of three years from the date of issue of the Share Certificate.

9.3

Where an Eligible Employee is not a Tax Credit Eligible Employee, or does not wish to obtain a tax credit certificate under the Act, each Share Certificate will be delivered to the respective Eligible Employee within five (5) Business Days of receipt of the Share Certificates from the Company.

9.4

A Participating Employee or his or her legal representative may withdraw Shares from his or her account at any time, not sooner than 30 days after a Purchase Date; however any withdrawal by a U.S. Participating Employee within 2 years of the first day of the Offering Period and one year of the Purchase Date will be treated by the Company as a disqualifying disposition under Sections 421 and 423 of the Code and be reported on the Participating Employee’s tax Form W-2. B.C. Participating Employees who dispose of Shares within three years of the Purchase Date may be required to repay the tax credits received under the Act. Subject to Section 3.11, upon termination, all payroll deductions not used to purchase Shares will be refunded to the Participating Employee entitled thereto.

9.5

Within 50 Business Days of the end of each Offering Period, the Company will deliver to the Eligible Employee an investment confirmation setting out the information required by the Act and the Regulations.

Article 10. WITHDRAWAL FROM PARTICIPATION

10.1

A Participating Employee may withdraw from participation in the purchase of Shares under the Plan by delivering written notice of such to the Company on or before the 10th Business Day prior to the end of the Offering Period. A notice of withdrawal pursuant to this paragraph will be effective upon delivery of such to the Company.

10.2

Upon termination of employment with the Company for any reason (including involuntary with or without cause, resignation, retirement or death), a Participating Employee will be deemed to have withdrawn from participation in the purchase of Shares under the Plan, effective the last day of employment. If a Participating Employee’s payroll deductions are interrupted by any garnishment or other legal process, the Participating Employee will be deemed to have elected to withdraw from the Plan for the Offering Period in which the interruption occurs.

10.3

A Participating Employee’s participation and payroll deductions will continue during a sick leave or other bona fide leave of absence, for up to three months, or for so long as the Participating Employee’s right to re-employment is guaranteed either by statute or contract, if longer than three months, unless the Participating Employee elects to stop his or her payroll deductions. Such participation will end automatically at the end of the current Offering Period. Such Eligible Employee may re-enroll to participate in subsequent Offering Periods which commence following the employee’s return from such leave.

10.4

Upon receipt of a notice of withdrawal or termination, as described in either paragraph 10.1 or 10.2, the Company will, within 10 Business Days, return all of the Participating Employee’s Employee Contributions which are being held at such time by the Company.

10.5

An Insider who is a Participating Employee may, at any time, advise the Company that they wish to suspend the purchase of Shares under the Plan if the Insider is of the view that such purchase would be contrary to any applicable insider trading provisions, and the Company may, on its initiative, also suspend sales to Insiders. Where the Company is precluded by this paragraph from acquiring Shares for an Insider, the monies that would have otherwise have been used to subscribe for such Shares will be credited to such Insider’s account and, subject to withdrawal by the Insider from the Plan, will be applied to future purchases of Shares under this Plan.

10.6

A Participating Employee’s rights under this Plan, including rights to accumulated Employee Contributions, may not be pledged, assigned, encumbered or otherwise transferred for any reason other than by will or the laws of descent and distribution. Any such attempt will be treated as an election by the Participating Employee to withdraw from this Plan.

Article 11. APPLICATION FOR TAX CREDIT CERTIFICATES

11.1	If the Company has received from a Tax Credit Eligible Employee who subscribed for Shares under the Plan:

(a)	all required information; and

(b)	payment in full of the Purchase Price for the Shares;

then the Company will, on behalf of such person, apply to the Administrator in accordance with the Act and Regulations for a tax credit certificate in respect of the purchase of the Shares.

Article 12. USE OF FUNDS

12.1	Subject to paragraph 12.2, the funds raised under this Plan will be used for general corporate operations including working capital and capital expenditures.

12.2	The Company will not use any funds received from the issue of Shares under the Plan for any purpose prohibited by the Act or the Regulations.

Article 13. REPORTS TO EMPLOYEE SHAREHOLDERS

13.1

To allow Employee Shareholders to monitor their investment in the Company, the Company will make available to the Employee Shareholders all quarterly and annual public disclosure documents required to be filed and sent to the Company’s shareholders under applicable securities laws and Section 4(1)(g) of the Act.

13.2	Upon request by a Shareholder, the Company will provide the Shareholder with access to or copies of the Plan.

Article 14. OTHER COVENANTS OF THE COMPANY

14.1	The Company covenants with the Eligible Employees that:

(a)	the Company will comply at all times with the Plan, the Act and the Regulations;

(b)	the Company will not enter into any agreement which would prohibit or restrict it from completing any of the transactions contemplated hereunder or complying with the terms hereof;

(c)	in any 2 year period, the amount of equity capital raised under the Plan will not exceed Cdn$5 million or such other amount as may be permitted by the Act from time to time; and

(d)

all required corporate action will be taken to duly allot and issue Shares purchased under this Plan from the treasury of the Company and, upon receipt by the Company of payment in full for Shares subscribed for hereunder, the Shares will be validly authorized and issued as fully-paid.

Article 15. PURCHASE BY OR TRANSFER TO TRUSTS

15.1	Notwithstanding any other provision of this Plan, an Eligible Employee may:

(a)	purchase Shares under the Plan through a RRSP Trust; and

(b)	transfer Shares purchased under the Plan to a RRSP Trust.

15.2

Where an Eligible Employee purchases Shares under the Plan through a RRSP Trust, the provisions of the Plan shall apply to the purchase by the RRSP Trust as if the purchase was being made by the Eligible Employee.

Article 16. AMENDMENTS FOR ELIGIBILITY UNDER THE EMPLOYEE INVESTMENT ACT

16.1

For continuation under the Act, no alteration will be made to the Plan in accordance with Section 3.7 or Section 3.8 without prior approval of the Administrator and a majority of Employee Shareholders.

Article 17. LIABILITY

17.1

Neither the Company or any subsidiary of the Company, nor any directors, officers or employees of any of them will be liable for anything done or omitted by such person to any other person with respect to the price, time, quantity or other conditions or circumstances of the purchase of Shares under this Plan or with respect to any fluctuation in the price or value of Shares, or in any other manner in connection with this Plan, unless such act or omission constitutes willful misconduct on such person’s part.

Article 18. GENERAL

18.1

The Plan will be construed and enforced in accordance with the laws of British Columbia. The Company and each Participating Employee irrevocably and exclusively attorns to the jurisdiction of the courts of British Columbia and all courts having appellate jurisdiction thereover, and any proceeding commenced or maintained by a party in respect of this Plan will be commenced or maintained only in such of those courts as is appropriate.

18.2

The Administrator has not reviewed the investment merits of the Shares and in no way guarantees an investment in Shares. Assessment of the investment merit, adequacy of this Plan, and due diligence review is entirely the responsibility of Participating Employees.

18.3	Time will be of the essence in respect of this Plan.

18.4	The Plan will be binding upon the Company, its successors and assigns and will enure to the benefit of each Eligible Employee and their respective personal representatives and assignees.

Appendix A. Plan Data

All Shares issued under this Plan will be from the un-issued and authorized treasury of the Company. All purchases will be made at the end of each Offering Period, in accordance with this Appendix A. The Shares purchased will be free trading, subject to any Toronto Stock Exchange imposed restrictions. The terms of each Share offering will be determined by the Committee and disclosed in the Disclosure Document. The general terms are as follows:

1. The Committee will determine the commencement date and term of each Offering Period. The typical Offering Period will be for six months and are anticipated to be as follows:

•	January 1 to June 30

•	July 1 to December 31

2. Maximum contribution per Participating Employee per Offering Period is Cdn$7,500 (Cdn$15,000/year).

3. The aggregate Share Entitlement for an Offering Period will be determined by the Committee at the time each offering is made to a maximum of 350,000 Shares over the term of this Plan. The total number of Shares available for issue in any Offering Period is calculated as the lesser of:

•	The aggregate Shares Entitlement set by the Committee for the Offering Period;

•	The sum of all Employee Contributions for the Offering Period divided by the Purchase Price; and

•	The remaining number of Shares available for issue.

Where the start or end date of the Offering Period falls on a non-trading or non-Business Day, the Fair Market Value of the prior Business Day in which the Shares were traded will be used in determining the Purchase Price.

4. The Share Entitlement for each Participating Employee for the Offering Period is calculated as the lesser of:

•	the number of Shares obtained by dividing the Participating Employee’s Contributions by the Purchase Price, rounded down to the nearest Share; and

•

the pro-rated Share Entitlement calculated as the Participating Employee’s Contributions for the Offering Period, divided by the aggregate of all Employee Contributions for the Offering Period, and multiplied by the aggregate number of shares calculated in Section 3 of this Appendix, rounded down to the nearest Share.

5. Estimated number of employees covered by the Plan:

•	500

6. Plan withdrawal deadline:

•	10 Business Days before the end of each Offering Period

7. Offering Period termination deadline:

•	The Committee may terminate any Offering Period up to 10 Business Days before the end of each Offering Period, and repay all Participating Employee contributions.

Appendix B. General Form of Disclosure Document

The Company’s Most Recent Financial Statements

Appendix C: Commitment Form

Additional Form for Tax Credit Eligible Employees

Tax Credit Questionnaire

EMPLOYEE TREASURY SHARE PURCHASE PLAN COMMITMENT FORM

This commitment form must be completed and signed by Eligible Employees of Absolute Software Corporation (the “Company”) who wish to purchase shares under the Company’s 2019 Employee Share Ownership Plan (the “Plan”) during the offer period from ___ to ___.

Employee Information

Participant: Mr./Mrs./Ms.
(Circle)	Last Name	First Name	Initial

Address:
No. and Street Name Apt. City Province/State Postal Code/ZIP

SIN / SSN Date of Birth
(MM / DD / YY)

Contributions

I received and read the Disclosure Document the Company gave me. I agree to commit Cdn$_____________ for the purchase of common shares (the “Shares”) of the Company under the Plan, paid by payroll deductions, for which I authorize the Company to deduct from my wages and salary in 22 equal semi-monthly installments. My contributions will be invested as indicated in my instructions below until such time as a request for change is made. My contributions will be invested in Absolute Software Corporation’s shares as subscribed for in the Plan.

Allocation of future contributions only:

Registered Retirement Savings Plan (RRSP) Note: Group RRSP Application form must be completed	%

Non-Registered Plan (NRP)%

Total	100%

Designation of Beneficiary (where permitted by law)

In the event of my death, I hereby designate ____________________________ as my beneficiary, if living, to receive benefits payable under the Plan, otherwise such benefits shall be payable to my estate. I hereby revoke all prior beneficiary designations. I assume full responsibility for ensuring that this designation is valid under applicable law.

Caution

In some provinces/states, designation of a beneficiary by means of a designation form will not be revoked or changed automatically by any future marriage or divorce. Should you wish to change your beneficiary in the event of a future marriage or divorce, you will have to do so by means of new designation.

Note: I agree with full knowledge, to permit the Ministry of Economic Development (B.C.) and Absolute Software Corporation to use the information collected about me in relation to the Plan, or otherwise, for any purpose relating to the Plan. I also hereby authorize them to communicate the information held on me to any person deemed necessary for the administration of the Plan. I acknowledge that my “plan participant file” will be held at the employer’s and the Ministry of Economic Development (B.C.) offices or at any other location as indicated from time to time on the understanding that I will be given access to examine and correct such information as prescribed by law.

Acceptance of Terms and Conditions

I hereby accept all of the terms and conditions of the Plan, a copy of which I have received and read. I declare all of the above information is accurate and I confirm that I am an Eligible Employee in accordance with the terms and conditions of the Plan.

Employee Signature: _____________________________________________ Date: ___________________________

For Office Use Only

Approved by Employer Representative: _____________________________________ Date: _____________________ Authorized Signature

EMPLOYEE TREASURY SHARE PURCHASE PLAN

ADDITIONAL FORM FOR TAX CREDIT ELIGIBLE EMPLOYEES

(Only Tax Credit Eligible Employees need complete this Additional Form

This additional form must be completed and signed by Tax Credit Eligible Employees of Absolute Software Corporation (the “Company”) who wish to purchase shares under the Company’s Employee Share Ownership Plan (the “Plan”) during the offer period from ___ to ___.

Employee Information (Please type or print clearly)

Name (first, initials, last name): ___________________________________________________________________________

Social Insurance Number: ________________________________________ Phone: _________________________________

Address: _____________________________________________________________________________________________

_____________________________________________________________________________________________________

Note: Tax credit certificates will only be issued at the end of each calendar year after the last payment is made and the shares are issued.

Tax Credit Matters (This only applies to Tax Credit Eligible Employees. Check box below, if applicable.)

☐ Yes, I meet the criteria for a “Tax Credit Eligible Employee” set out on page 1 of the Plan share disclosure document.

I authorize the Company to apply for tax credit certificates for me and to provide the Administrator under the Act with all necessary information. I have attached my completed Tax Credit Questionnaire and confirm it is accurate. I acknowledge that under the Employee Investment Act (British Columbia) share certificates issued to Tax Credit Eligible Employees under the Plan must be held by an authorized depository (currently Royal Trust) for three years after purchase. I direct the Company to deliver the share certificate for the Shares to the depository and agree to be bound by the terms of the escrow agreement with the depository about holding of the share certificates under the Plan. I irrevocably appoint the Company as my attorney for the sole purpose of matters related to the escrow agreement.

I understand that it is my responsibility to notify the Ministry of Economic Development (B.C.) (the “Ministry”) immediately of any name or address changes.

Dated the _______ day of ____________________, 20__.

Employee Signature

Attached:	Tax Credit Questionnaire
Absolute Software Employee Share Purchase Form

A FALSE OR MISLEADING STATEMENT IS AN OFFENCE UNDER THE EMPLOYEE INVESTMENT ACT

Absolute Software Corporation

EMPLOYEE SHARE OWNERSHIP PLAN

Tax Credit Questionnaire

(Only Tax Credit Eligible Employees need complete this Questionnaire.)

Employee Name:                                                                               SIN:

Previous Tax Credit Related Share Transactions

I confirm that as a result of this Share purchase I will not receive credit certificates under the Act totaling more than $2,000 in value in respect of any one calendar year; and

Note:                  Provincial tax credits received as a result of investments in the Working Opportunity Fund and/or B.C. Medical Innovations Fund are included in the above calculation.

A FALSE OR MISLEADING STATEMENT IS AN OFFENSE UNDER THE EMPLOYEE INVESTMENT ACT